Exhibit 10.1.4

Great Plains Energy Incorporated
Kansas City Power & Light Company
KCP&L Greater Missouri Operations Company

Annual Incentive Plan
Amended effective as of January 1, 2010

Objective

The Great Plains Energy, Kansas City Power & Light Company (KCP&L), and Greater Missouri Operations Company (GMO) Annual Incentive Plan (“Plan”) is designed to motivate and reward senior management to achieve specific key financial and business goals and to also reward individual performance.  By providing market-competitive target awards, the Plan supports the attraction and retention of senior executive talent critical to achieving Great Plains Energy’s strategic business objectives.

Eligible participants include executives and other key employees of Great Plains Energy, KCP&L, and GMO (“participants”), as approved by the Compensation and Development Committee (“Committee”) of the Board of Directors.

Target Awards

Target award levels are approved by the Committee and set as a percentage of the participant’s base salary.  Percentages will vary based on level of responsibility, market data and internal comparisons.

Plan Year and Incentive Objectives

The fiscal year (“Plan Year”) of the Plan will be the fiscal year beginning on January 1 and ending on December 31.  Within the first 90 days of the Plan Year, the Committee will approve specific annual objectives and performance targets that are applicable to each participant.  Annual objectives will include an earnings measure weighted at 40%; key Great Plains Energy, KCP&L, or GMO business objectives weighted at 40%; and a discretionary individual component weighted at 20%.  Each objective is subject to an established threshold, target, stretch, and superior performance level.  Each participant will be provided a copy of the applicable objectives and targets within the first 90 days of the year.  Objectives, metrics, and performance levels for each Plan Year will be fixed for the Plan Year and will be changed only upon the approval of the Committee.

Payment of Awards

Approved awards will be payable to each participant as soon as practicable after the end of the Plan Year and after the Committee has determined the extent to which the relevant objectives were achieved.  The awards will be paid in a lump sum cash payment unless otherwise deferred under the Deferred Compensation Plan.

The amount of an individual participant’s award will be determined based on performance against the specific objectives and performance targets approved by the Committee.  Each objective will pay out at 50% for threshold levels of performance; 100% for target levels of performance; 150% for stretch levels of performance; and 200% for a superior level of performance.  Awards will be extrapolated for performance between threshold and target, target and stretch, and stretch and superior levels.

An award for a person who becomes a participant during a Plan Year will be prorated unless otherwise determined by the Committee.  A participant who retires during a Plan Year will receive a prorated award as of his or her retirement date unless otherwise determined by the Committee.  Prorated awards will be payable in the event of death or disability of the employee.  A participant who leaves the Company prior to December 31 of a Plan Year for any reason other than retirement, death, or disability will forfeit any award unless otherwise determined by the Committee in its sole discretion.

The Company may deduct from any award all applicable withholding and other taxes.

The Company will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances to require that each participant reimburse the Company for all or any portion of any awards if and to the extent the awards reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured, and a lower award would have occurred based upon the restated financial results or inaccurately measured objectives. The Company may, in its discretion, (i) seek repayment from the participants; (ii) reduce the amount that would otherwise be payable to the participants under current or future awards; (iii) withhold future equity grants or salary increases; (iv) pursue other available legal remedies; or (v) any combination of these actions.  The Company may take such actions against any participant, whether or not such participant engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement.  The Company will, however, not seek reimbursement with respect to any awards paid more than three years prior to such restatement or the discovery of inaccurate measurements, as applicable.

Administration

The Committee has the full power and authority to interpret the provisions of the Plan and has the exclusive right to modify, change, or alter the plan at any time.

2010 Annual Incentive Plan - Officers
	Objectives	Weighting	2008 Actual	2009 Actual	Threshold 50%	Target 100%	Stretch 150%	Superior 200%
40% of Payout	Core Financial Objectives
	1. GPE Earnings per Share	40%	$1.44	$1.14	$1.15	$1.32	$1.40	$1.49
		40%
40% of Payout	Key Business Objectives
	2. SAIDI (system-wide reliability in minutes)1	5%	73.432	90.61	103.0	90.95	86.4	82.08
	3. % Equivalent Availability -coal & nuclear (plant performance)3	10%	77.8%	79.8%	81.9%	85.2%	86.3%	87.2%
	4. OSHA Incident Rate	10%	3.0	2.9	3.2	2.8	2.4	2.2
	5. JD Power Customer Satisfaction Index - residential customer satisfaction	5%	Tier I	Tier I	Bottom Half of Tier II	Top Half of Tier II	Bottom Half of Tier I	Top Half of Tier I
	6. Cumulative Synergy Savings (due to merger)	5%	$68.2M	$212.4M	$290.6M	$363.2M	$435.9M	$472.2M
	7. Comprehensive Energy Plan Progress	5%	100%	125%	Qualitative Measure Judgment made on collective work progress
		40%
20% of Payout	Individual Performance
	8. Individual Performance	20%	N/A	N/A	Discretionary	Discretionary	Discretionary	Discretionary
		20%

Note:  the annual incentive plan measures have been established for compensation purposes only.  They do not constitute any guidance, projection or estimate of these measures, and should not be relied upon for any other purpose.  Great Plains Energy has separately provided 2010 earnings guidance, and has not provided any other earnings guidance.

1 Beginning in 2010, uses IEEE methodology; prior years have been restated.

2 Does not include Aquila until July 14, 2008.

3Excludes Iatan 2.